EXHIBIT 11

PG&E CORPORATION

COMPUTATION OF EARNINGS PER COMMON SHARE
	Three Months Ended		Six Months Ended
	June 30,		June 30,

(in millions, except share amounts)	2005	2004	2005	2004

Net income	$267	$372	$485	$3,405
Less: distributed earnings to common shareholders	112	-	223	-

Undistributed earnings	155	372	262	3,405

Common shareholders earnings
Basic
Distributed earnings to common shareholders	$112	$-	$223	$-
Undistributed earnings allocated to common shareholders	147	355	249	3,249

Total common shareholders earnings, basic	$259	$355	$472	$3,249

Diluted
Distributed earnings to common shareholders	$112	$-	$223	$-
Undistributed earnings allocated to common shareholders	148	356	250	3,252

Total common shareholders earnings, diluted	$260	$356	$473	$3,252

Weighted average common shares outstanding, basic	370	397	379	395
9.50% Convertible Subordinated Notes	19	19	19	19

Weighted average common shares outstanding and participating securities, basic	389	416	398	414

Weighted average common shares outstanding, basic	370	397	379	395
Employee stock compensation, restricted stock, accelerated share repurchase agreement and PG&E Corporation shares held by grantor trusts	5	7	5	7
PG&E Corporation warrants	-	2	-	3
Rounding	(1)	-	(1)	-

Weighted average common shares outstanding, diluted (1)	374	406	383	405
9.50% Convertible Subordinated Notes	19	19	19	19

Weighted average common shares outstanding and participating securities, diluted	393	425	402	424

Net earnings per common share, basic
Distributed earnings, basic	$0.30	$-	$0.59	$-
Undistributed earnings, basic	0.40	0.89	0.66	8.22

Total	$0.70	$0.89	$1.25	$8.22

Net earnings per common share, diluted
Distributed earnings, diluted	$0.30	$-	$0.58	$-
Undistributed earnings, diluted	0.40	0.88	0.65	8.03

Total	$0.70	$0.88	$1.23	$8.03

(1)

Options to purchase 6,500 PG&E Corporation common shares were outstanding during the three and six months ended June 30, 2005 and, 8,235,055 and 7,874,615 for the three and six months ended June 30, 2004, respectively, but not included in the computation of diluted earnings per common share because the option exercise prices were greater than the average market price.